IN THE UNITED STATES BANKRUPTCY COURT
         MIDDLE DISTRICT OF PENNSYLVANIA
               HARRISBURG DIVISION


In re Nuclear Support Services, Inc. and
Subsidiaries
Case No. 1-95-01767
(Chapter 11)

Debtors-in-Possession.

    ORDER AUTHORIZING USE OF CASH COLLATERAL
 PURSUANT TO TERMS OF STIPULATION BY AND BETWEEN
 DEBTORS, CHEMICAL BANK AND FIRST FIDELITY BANK,
                      N.A.

     CAME ON FOR PRESENTATION on this day the Second Stipulation Regarding Limited Use of
Collateral by Debtors and Granting Adequate
Protection to Chemical Bank and First Fidelity
Bank, N.A. (the "Second Cash Stipulation"), and having considered said stipulation, pursuant to 11 U.S.C. Section 363(c)(2)(A), it is hereby

     ORDERED that the Debtors be and are
AUTHORIZED to use cash collateral under the terms and conditions stipulated to in the Second
Cash Stipulation, a copy of which is attached hereto.


SIGNED this _____ day of ___________________,
1995.




____________________________________
     ROBERT J. WOODSIDE
     UNITED STATES BANKRUPTCY JUDGE